Exhibit 99.2

Silo Pharma extends research pact for Alzheimer’s and Stress Induced Anxiety Therapeutics

Silo and Columbia University continue research on SPC-14 for Alzheimer’s and SPC-15 for Stress Induced Disorders

ENGLEWOOD CLIFFS, NJ , October. 18, 2022 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (NASDAQ: SILO) (“the Company”), a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research, today announced it has entered into an agreement with Columbia University pursuant to which Silo has been granted an extension for its option to license certain assets currently under development, including Alzheimer’s disease and Stress Induced Anxiety.

“The first steps of our research with Columbia have been positive and we’re happy to extend this research and option pact to continue the progress of SPC-14 as an Alzheimer’s therapeutic and  SPC-15  for Stress Induced Anxiety disorders,” said Eric Weisblum Chief Executive Officer of Silo Pharma, Inc.

The extension to the agreement incorporates the work of Dr. Christine Ann Denny, an Associate Professor of Clinical Neurobiology (in Psychiatry) at Columbia University Irving Medical Center. Denny and her team are focusing their efforts on the molecular mechanisms underlying learning and memory, including diseases such as Alzheimer’s disease. An estimated 5.8 million Americans, including one in ten people, age 65 and older, currently live with Alzheimer’s disease. Dr. Denny’s pioneering research into whether ketamine and the novel inventions that may be licensed by Silo may improve memory retrieval, halt, or even reverse, the process of Alzheimer’s disease-related to memory loss or cognitive aging, could have life-altering implications for people suffering with everything from Alzheimer’s disease to post-traumatic stress disorder (PTSD).

On-going research studies are currently being conducted by Silo and we look forward to sharing these results as data becomes available.

About Silo Pharma

Silo Pharma. Inc. is a development-stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as Alzheimer’s, PTSD, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the healthcare industry. For more information, visit www.silopharma.com .

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

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